CARVER BANCORP, INC. NAMES CHRISTINA L. MAIER AS CHIEF FINANCIAL OFFICER

New York, New York, March 3, 2016 -- Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today appointed Christina L. Maier as Chief Financial Officer.

Ms. Maier’s appointment as CFO of the Company and the Bank follows a distinguished career in community banking that includes extensive local experience in the New York tri-state region. Ms. Maier joins Carver from Patriot National Bancorp, Inc. in Stamford, CT, where she served as Executive Vice President and Chief Financial Officer since 2013. Prior to Patriot National Bank, she spent over a decade in leadership positions at numerous financial institutions, including Provident New York Bancorp and Hudson United Bancorp, as well as the core banking system provider Kirchman Corporation. In addition, Ms. Maier was a senior accounting executive at Brown Brothers Harriman for several years, most recently serving as a Senior Vice President and Director for U.S. Accounting & Reporting.

“Christina is a seasoned financial executive with deep experience in the community banking industry,” said the Company’s President and CEO Michael T. Pugh. “We plan to leverage Christina’s technical know-how and 30+ years of financial services experience as our Bank continues to execute its strategic plan to grow its business profitability, while remaining true to our mission of serving middle-income residents and small business owners in New York City. On behalf of the Bank, I wish to welcome Christina to our organization and I look forward to her future contributions.”

Ms. Maier earned an M.B.A. in Finance from St. Thomas Aquinas College and a B.S. in Accounting from Fairleigh Dickinson University.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. As part of Carver’s mission to promote economic development and revitalize underserved communities, the Bank has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com